News Release

For Immediate Release:	For More Information,
July 30, 2014	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Reports Second Quarter Results

SOUTHERN PINES, N.C. – First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced today net income available to common shareholders of $6.4 million, or $0.32 per diluted common share, for the three months ended June 30, 2014, an increase of 19.7% compared to the $5.4 million, or $0.27 per diluted common share, recorded in the second quarter of 2013. For the six months ended June 30, 2014, the Company recorded net income available to common shareholders of $11.9 million, or $0.59 per diluted common share, an increase of 44.5% compared to the $8.2 million, or $0.41 per diluted common share, for the six months ended June 30, 2013. The higher earnings were primarily the result of lower provisions for loan losses.

Net Interest Income and Net Interest Margin

Net interest income for the second quarter of 2014 amounted to $33.8 million, a 5.0% decrease from the $35.6 million recorded in the second quarter of 2013. Net interest income for the first six months of 2014 amounted to $69.3 million, a 2.7% increase from the $67.5 million recorded in the comparable period of 2013.

The Company’s net interest margin (tax-equivalent net interest income divided by average earning assets) in the second quarter of 2014 was 4.65% compared to 5.10% for the second quarter of 2013. For the six month period ended June 30, 2014, the Company’s net interest margin was 4.89% compared to 4.90% for the same period in 2013. The 4.65% net interest margin for the second quarter of 2014 was a 48 basis point decrease from the 5.13% margin realized in the first quarter of 2014. The lower margin realized in the second quarter of 2014 was primarily due to a lower amount of discount accretion on loans purchased in failed-bank acquisitions and lower average asset yields – see additional discussion below. As shown in the accompanying tables, loan discount accretion amounted to $4.9 million in the second quarter of 2014, $6.4 million in the first quarter of 2014, and $6.6 million in the second quarter of 2013. For the first six months of 2014, loan discount accretion amounted to $11.3 million compared to $10.3 million for the first six months of 2013.

Excluding the effects of discount accretion on purchased loans, the Company’s net interest margin amounted to 3.99% for the second quarter of 2014, 4.22% for the first quarter of 2014, and 4.17% for the second quarter of 2013. The lower margin realized during the second quarter of 2014 was due primarily to lower loan yields and a higher mix of the Company’s earning assets being maintained in highly liquid accounts that earn relatively little interest. See the Financial Summary for a table that presents the impact of loan discount accretion, as well as other purchase accounting adjustments affecting net interest income. Also see the Financial Summary for a reconciliation of the Company’s net interest margin to the net interest margin excluding loan discount accretion, and other information regarding this ratio.

The Company’s cost of funds has steadily declined from 0.41% in the second quarter of 2013 to 0.30% in the second quarter of 2014, which has had a positive impact on the Company’s net interest margin.

Provision for Loan Losses and Asset Quality

The Company recorded total provisions for loan losses of $3.7 million in the second quarter of 2014 compared to $5.6 million for the second quarter of 2013. For the six months ended June 30, 2014, the Company recorded total provisions for loan losses of $7.2 million compared to $16.7 million for the same period of 2013. As discussed below, the decrease in 2014 was primarily the result of decreased provision for loan losses on non-covered loans recorded in 2014 – see explanation of the terms “non-covered” and “covered” in the section below entitled “Note Regarding Components of Earnings.”

The provision for loan losses on non-covered loans amounted to $1.2 million in the second quarter of 2014 compared to $4.0 million in the second quarter of 2013. For the first six months of 2014, the provision for loan losses on non-covered loans amounted to $4.5 million compared to $9.8 million for the same period of 2013. The lower provisions recorded in 2014 have been a result of low loan growth and stable asset quality trends.

The provision for loan losses on covered loans amounted to $2.5 million in the second quarter of 2014 compared to $1.5 million in the second quarter of 2013. The higher provision in 2014 is primarily the result of several large loans that experienced losses during the quarter. For the six months ended June 30, 2014, the provision for loan losses on covered loans amounted to $2.7 million compared to $6.9 million for the same period of 2013. The decrease in 2014 was primarily due to lower levels of covered nonperforming loans during the period, stabilization in the underlying collateral values of nonperforming loans, and a $1.9 million recovery that the Company realized in the first quarter of 2014.

Total non-covered nonperforming assets have remained relatively unchanged over the past year, amounting to $84.1 million at June 30, 2014 (2.73% of total non-covered assets), $82.2 million at March 31, 2014 and $79.1 million at June 30, 2013 (2.66% of total non-covered assets).

Total covered nonperforming assets have steadily declined in the past year, amounting to $39.1 million at June 30, 2014 compared to $58.9 million at March 31, 2014 and $89.1 million at June 30, 2013. Over the past twelve months, the Company has resolved a significant amount of covered loans and has experienced strong property sales along the North Carolina coast, which is where most of the Company’s covered assets are located.

Noninterest Income

Total noninterest income for the three months ended June 30, 2014 was $5.0 million compared to $4.5 million for the comparable period of 2013. For the six months ended June 30, 2014, noninterest income amounted to $5.3 million compared to $11.6 million for the six months ended June 30, 2013.

Core noninterest income for the second quarter of 2014 was $7.8 million, an increase of 8.6% over the $7.2 million reported for the second quarter of 2013. For the first six months of 2014, core noninterest income amounted to $15.3 million, an 11.9% increase from the $13.7 million recorded in the comparable period of 2013. Core noninterest income includes i) service charges on deposit accounts, ii) other service charges, commissions, and fees, iii) fees from presold mortgages, iv) commissions from financial product sales, and v) bank-owned life insurance income. The primary factors that resulted in the increases in core noninterest income in 2014 were higher service charges on deposit accounts and higher debit and credit card interchange fees. Service charges on deposit accounts have increased primarily as a result of the December 2013 introduction of a new deposit product line-up that simplified the Company’s product offering and also altered the fee structure of many accounts. The increase in debit and credit card interchange fees is due to growth in the number and usage of debit and credit cards.

Noncore components of noninterest income resulted in net losses of $2.9 million in the second quarter of 2014 compared to net losses of $2.7 million in the second quarter of 2013. For the six months ended June 30, 2014 and 2013, the Company recorded net losses of $10.0 million and $2.1 million, respectively, related to the noncore components of noninterest income. The largest variances related to foreclosed property gains/losses and indemnification asset income (expense) – see discussion below.

The Company experienced losses on non-covered foreclosed properties of $0.6 million and $0.7 million for the three and six months ended June 30, 2014, respectively, compared to gains of $0.8 million and $1.5 million for the same periods of 2013. In the second quarter of 2014, the Company had a significant write-down associated with one property and incurred losses on the sale of several of its least desirable properties. In 2013, the Company experienced several large gains related to the sale of properties along the North Carolina coast that recovered in value.

Losses on covered foreclosed properties were $1.2 million and $3.3 million for the three and six months ended June 30, 2014, respectively, compared to losses of $0.5 million and $5.1 million for the same periods of 2013. Losses on covered foreclosed properties have generally declined over the past several years as a result of stabilization in property values and declining numbers of properties held by the Company. In the second quarter of 2014, the Company sold many of its least desirable covered foreclosed properties at amounts that resulted in losses.

Indemnification asset income (expense) is recorded to reflect additional (decreased) amounts expected to be received from the FDIC during the period related to covered assets. The three primary items that result in recording indemnification asset income (expense) are 1) income from loan discount accretion, which results in indemnification expense, 2) provisions for loan losses on covered loans, which result in indemnification income and 3) foreclosed property losses on covered assets, which also result in indemnification income. In the second quarter of 2014, the Company recorded $1.6 million in indemnification asset expense compared to $3.4 million in indemnification asset expense in the second quarter of 2013. The variance was because in the second quarter of 2014, higher amounts of loan and foreclosed property losses resulted in more indemnification income compared to the second quarter of 2013, which lessened the indemnification expense associated with loan discount accretion income to a greater degree. For the six months ended June 30, 2014, indemnification asset expense amounted to $6.5 million compared to indemnification asset income of $1.5 million for the same period of 2013. The variance was primarily caused by higher amounts of covered losses experienced in 2013 that resulted in the recording of indemnification income. See additional discussion related to this matter in the section below entitled “Note Regarding Components of Earnings.”

During the second quarter of 2014, the Company realized $0.8 million in securities gains.

Noninterest Expenses

Noninterest expenses amounted to $24.8 million in the second quarter of 2014 compared to $25.8 million recorded in the second quarter of 2013. Noninterest expenses for the six months ended June 30, 2014 amounted to $48.3 million compared to $49.0 million recorded in the first half of 2013. The decreases in 2014 were due primarily to the Company accruing $1.6 million in severance expenses in the second quarter of 2013 (included in “other operating expenses” in the accompanying tables).

Balance Sheet and Capital

Total assets at June 30, 2014 amounted to $3.3 billion, a 0.6% increase from a year earlier. Total loans at June 30, 2014 amounted to $2.4 billion, a 0.1% increase from a year earlier, and total deposits amounted to $2.8 billion at June 30, 2014, a 2.3% decrease from a year earlier.

Non-covered loans increased 3.1% from June 30, 2013 to June 30, 2014. Since January 1, 2014, growth in non-covered loans has slowed, with the progressive decline in covered loans outpacing non-covered loan growth. Strong competition in the marketplace for high quality loans has contributed to the low growth.

The lower amount of deposits at June 30, 2014 compared to June 30, 2013 was primarily due to declines in retail time deposits (called “other time deposits” and “other time deposits > $100,000” in the accompanying tables), with increases in checking accounts offsetting a large portion of the decline. Retail time deposits are generally one of the Company’s most expensive funding sources, and thus the shift from this category benefited the Company’s overall cost of funds.

The Company obtained $70 million in new borrowings in the first quarter of 2014 from a low cost funding source in order to offset declines in time deposit balances, and in anticipation of future loan growth. At June 30, 2014, borrowings totaled $116.4 million, compared to $46.4 million a year earlier.

The Company remains well-capitalized by all regulatory standards, with a Total Risk-Based Capital Ratio at June 30, 2014 of 17.14% compared to the 10.00% minimum to be considered well-capitalized. The Company’s tangible common equity to tangible assets ratio was 7.57% at June 30, 2014, an increase of 64 basis points from a year earlier.

Expiration of Loss-Share Agreement with the FDIC

The Company’s loss-sharing agreement with the FDIC related to non-single family loans and foreclosed properties that were assumed in a failed bank acquisition in 2009 expired on July 1, 2014. The Company will bear all future losses on these assets, however, at present, management does not expect such losses will be materially in excess of related loan loss allowances. The following presents information related to these assets as of or for the quarter ended June 30, 2014, which continue to be included within the “covered” line items in the accompanying tables. In the future, these assets will be included in the “non-covered” categories.

As of June 30, 2014
Loans outstanding:	$39.7 million
Nonaccrual loans:	$9.7 million
Troubled debt restructurings - accruing:	$2.1 million
Allowance for loan losses:	$1.7 million
Remaining loan discount:	None
Remaining indemnification asset:	None
Foreclosed properties:	$3.0 million

For the three months ended June 30, 2014
Loan discount accretion income recognized:	$1.7 million
Indemnification asset expense associated with the loan discount accretion income recognized:	$1.4 million

The Company continues to have three loss-sharing agreements with the FDIC in place. The next agreement that expires does so on April 1, 2016.

Comments of the President and Other Business Matters

Richard H. Moore, President and CEO of First Bancorp, commented on today’s report, “Today’s earnings report reflects another strong quarter for our company. I am optimistic that this momentum will continue. We thank our customers for your business, and we continue to work hard to earn that privilege.”

The following is a list of business development and other miscellaneous matters affecting the Company:

•	On June 16, 2014, the Company announced a quarterly cash dividend of $0.08 cents per share payable on July 25, 2014 to shareholders of record on June 30, 2014. This is the same dividend rate as the Company declared in the second quarter of 2013.

•	On May 19, 2014, the Company opened a full-service branch in Fuquay-Varina, North Carolina. The new branch is located at 125 North Main Street.

•	The Company is planning to construct a new branch facility at 4110 Bradham Drive, Jacksonville, North Carolina. Upon completion, the First Bank branch located on Western Boulevard will be closed and the accounts serviced at that branch will be reassigned to the new and improved branch. This is expected to occur in the first quarter of 2015 and is subject to regulatory approval.

Note Regarding Components of Earnings

The Company’s results of operation are significantly affected by the on-going accounting for two FDIC-assisted failed bank acquisitions. In the discussion above, the term “covered” is used to describe assets included as part of FDIC loss share agreements, which generally result in the FDIC reimbursing the Company for 80% of losses incurred on those assets. The term “non-covered” refers to the Company’s legacy assets, which are not included in any type of loss share arrangement.

For covered loans that deteriorate in terms of repayment expectations, the Company records immediate allowances through the provision for loan losses. For covered loans that experience favorable changes in credit quality compared to what was expected at the acquisition date, including loans that payoff, the Company records positive adjustments to interest income over the life of the respective loan – also referred to as loan discount accretion. For covered foreclosed properties that are sold at gains or losses or that are written down to lower values, the Company records the gains/losses within noninterest income.

The adjustments discussed above are recorded within the income statement line items noted without consideration of the FDIC loss share agreements. Because favorable changes in covered assets result in lower expected FDIC claims, and unfavorable changes in covered assets result in higher expected FDIC claims, the FDIC indemnification asset is adjusted to reflect those expectations. The net increase or decrease in the indemnification asset is reflected within noninterest income.

The adjustments noted above can result in volatility within individual income statement line items. Because of the FDIC loss share agreements and the associated indemnification asset, pretax income resulting from amounts recorded as provisions for loan losses on covered loans, discount accretion, and losses from covered foreclosed properties is generally only impacted by 20% of these amounts due to the corresponding adjustments made to the indemnification asset.

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina with total assets of approximately $3.3 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 96 branches, with 81 branches operating in North Carolina, 7 branches in South Carolina (Cheraw, Dillon, Florence, and Latta), and 8 branches in Virginia (Abingdon, Blacksburg, Christiansburg, Dublin, Fort Chiswell, Radford, Salem and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has loan production offices in Fayetteville, North Carolina, and Greenville, North Carolina. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to the press release by wire services, internet services or other media.

First Bancorp and Subsidiaries Financial Summary – Page 1

	Three Months Ended June 30,		Percent
($ in thousands except per share data – unaudited)	2014	2013	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$34,376	37,030
Interest on investment securities	1,347	1,301
Other interest income	232	173
Total interest income	35,955	38,504	(6.6%	)
Interest expense
Interest on deposits	1,850	2,646
Other, primarily borrowings	297	256
Total interest expense	2,147	2,902	(26.0%	)
Net interest income	33,808	35,602	(5.0%	)
Provision for loan losses – non-covered loans	1,158	4,043	(71.4%	)
Provision for loan losses – covered loans	2,501	1,548	61.6%
Total provision for loan losses	3,659	5,591	(34.6%	)
Net interest income after provision for loan losses	30,149	30,011	0.5%
Noninterest income
Service charges on deposit accounts	3,446	3,254
Other service charges, commissions, and fees	2,562	2,340
Fees from presold mortgages	790	820
Commissions from financial product sales	706	579
Bank-owned life insurance income	318	212
Foreclosed property gains (losses) – non-covered	(551)	777
Foreclosed property gains (losses) – covered	(1,173)	(520)
FDIC indemnification asset income (expense), net	(1,578)	(3,407)
Securities gains	786	7
Other gains (losses)	(336)	425
Total noninterest income	4,970	4,487	10.8%
Noninterest expenses
Salaries expense	11,366	11,003
Employee benefit expense	2,286	2,546
Occupancy and equipment expense	2,828	2,865
Intangibles amortization	194	220
Other operating expenses	8,106	9,122
Total noninterest expenses	24,780	25,756	(3.8%	)
Income before income taxes	10,339	8,742	18.3%
Income taxes	3,693	3,154	17.1%
Net income	6,646	5,588	18.9%

Preferred stock dividends	(217)	(217)

Net income available to common shareholders	$6,429	5,371	19.7%

Earnings per common share – basic	$0.33	0.27	22.2%
Earnings per common share – diluted	0.32	0.27	18.5%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$33,808	35,602
Tax-equivalent adjustment (1)	375	373
Net interest income, tax-equivalent	$34,183	35,975	(5.0%	)

(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary – Page 2

	Six Months Ended June 30,		Percent
($ in thousands except per share data – unaudited)	2014	2013	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$70,462	70,581
Interest on investment securities	2,818	2,685
Other interest income	351	327
Total interest income	73,631	73,593	0.1%
Interest expense
Interest on deposits	3,741	5,558
Other, primarily borrowings	547	512
Total interest expense	4,288	6,070	(29.4%	)
Net interest income	69,343	67,523	2.7%
Provision for loan losses – non-covered loans	4,523	9,814	(53.9%	)
Provision for loan losses – covered loans	2,711	6,926	(60.9%	)
Total provision for loan losses	7,234	16,740	(56.8%	)
Net interest income after provision for loan losses	62,109	50,783	22.3%
Noninterest income
Service charges on deposit accounts	7,019	6,189
Other service charges, commissions, and fees	4,929	4,515
Fees from presold mortgages	1,397	1,567
Commissions from financial product sales	1,300	978
Bank-owned life insurance income	645	420
Foreclosed property gains (losses) – non-covered	(707)	1,535
Foreclosed property gains (losses) – covered	(3,290)	(5,136)
FDIC indemnification asset income (expense), net	(6,494)	1,490
Securities gains	786	7
Other gains (losses)	(317)	30
Total noninterest income	5,268	11,595	(54.6%	)
Noninterest expenses
Salaries expense	23,014	21,680
Employee benefit expense	4,597	5,173
Occupancy and equipment expense	5,636	5,627
Intangibles amortization	388	419
Other operating expenses	14,696	16,081
Total noninterest expenses	48,331	48,980	(1.3%	)
Income before income taxes	19,046	13,398	42.2%
Income taxes	6,724	4,710	42.8%
Net income	12,322	8,688	41.8%

Preferred stock dividends	(434)	(462)

Net income available to common shareholders	$11,888	8,226	44.5%

Earnings per common share – basic	$0.60	0.42	42.9%
Earnings per common share – diluted	0.59	0.41	43.9%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$69,343	67,523
Tax-equivalent adjustment (1)	749	745
Net interest income, tax-equivalent	$70,092	68,268	2.7%

(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary – Page 3

	Three Months Ended June 30,		Six Months Ended June 30,
PERFORMANCE RATIOS (annualized)	2014	2013	2014	2013
Return on average assets (1)	0.79%	0.66%	0.74%	0.51%
Return on average common equity (2)	8.32%	7.42%	7.79%	5.73%
Net interest margin – tax-equivalent (3)	4.65%	5.10%	4.89%	4.90%
Net charge-offs to average loans – non-covered	0.69%	0.74%	0.61%	0.63%

COMMON SHARE DATA
Cash dividends declared – common	$0.08	0.08	$0.16	0.16
Stated book value – common	15.75	14.70	15.75	14.70
Tangible book value – common	12.28	11.19	12.28	11.19
Common shares outstanding at end of period	19,705,381	19,679,659	19,705,381	19,679,659
Weighted average shares outstanding – basic	19,698,581	19,673,634	19,693,382	19,671,468
Weighted average shares outstanding – diluted	20,434,263	20,415,103	20,428,861	20,412,456

CAPITAL RATIOS
Tangible equity to tangible assets	9.78%	9.16%	9.78%	9.16%
Tangible common equity to tangible assets	7.57%	6.93%	7.57%	6.93%
Tier I leverage ratio	11.15%	10.63%	11.15%	10.63%
Tier I risk-based capital rati0o	15.88%	15.32%	15.88%	15.32%
Total risk-based capital ratio	17.14%	16.58%	17.14%	16.58%

AVERAGE BALANCES ($ in thousands)
Total assets	$3,259,550	3,244,775	$3,219,199	3,236,619
Loans	2,438,364	2,409,037	2,448,866	2,395,949
Earning assets	2,946,586	2,827,171	2,891,696	2,808,958
Deposits	2,751,466	2,818,247	2,745,330	2,810,746
Interest-bearing liabilities	2,354,768	2,423,297	2,324,453	2,431,596
Shareholders’ equity	380,542	361,224	378,480	360,293

(1) Calculated by dividing annualized net income (loss) available to common shareholders by average assets.

(2) Calculated by dividing annualized net income (loss) available to common shareholders by average common equity.

(3) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

TREND INFORMATION

($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013

Net interest income – tax-equivalent (1)	$ 34,183	35,908	35,662	34,107	35,975
Taxable equivalent adjustment (1)	375	373	386	380	373
Net interest income	33,808	35,535	35,276	33,727	35,602
Provision for loan losses – non-covered	1,158	3,365	4,965	3,487	4,043
Provision for loan losses – covered	2,501	210	3,931	1,493	1,548
Noninterest income	4,970	298	6,286	5,608	4,487
Noninterest expense	24,780	23,551	23,935	23,704	25,756
Income before income taxes	10,339	8,707	8,731	10,651	8,742
Income tax expense	3,693	3,031	3,053	4,318	3,154
Net income	6,646	5,676	5,678	6,333	5,588
Preferred stock dividends	(217)	(217)	(217)	(216)	(217)
Net income available to common shareholders	6,429	5,459	5,461	6,117	5,371

Earnings per common share – basic	0.33	0.28	0.28	0.31	0.27
Earnings per common share – diluted	0.32	0.27	0.27	0.30	0.27

See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary – Page 4

CONSOLIDATED BALANCE SHEETS ($ in thousands)	At June 30, 2014	At Mar. 31, 2014	At Dec. 31, 2013	At June 30, 2013	One Year Change
Assets
Cash and due from banks	$92,633	219,779	83,881	82,798	11.9%
Interest bearing deposits with banks	314,649	164,310	139,393	154,802	103.3%
Total cash and cash equivalents	407,282	384,089	223,274	237,600	71.4%

Investment securities	177,957	234,127	227,036	240,995	(26.2%	)
Presold mortgages	5,926	4,587	5,422	4,552	30.2%

Loans – non-covered	2,257,530	2,256,726	2,252,885	2,190,583	3.1%
Loans – covered by FDIC loss share agreements	176,855	190,551	210,309	240,279	(26.4%	)
Total loans	2,434,385	2,447,277	2,463,194	2,430,862	0.1%
Allowance for loan losses – non-covered	(41,966)	(44,706)	(44,263)	(44,816)	(6.4%	)
Allowance for loan losses – covered	(3,830)	(3,421)	(4,242)	(6,035)	(36.5%	)
Total allowance for loan losses	(45,796)	(48,127)	(48,505)	(50,851)	(9.9%	)
Net loans	2,388,589	2,399,150	2,414,689	2,380,011	0.4%

Premises and equipment	76,705	76,970	77,448	77,597	(1.1%	)
FDIC indemnification asset	29,406	35,504	48,622	92,950	(68.4%	)
Intangible assets	68,281	68,475	68,669	69,109	(1.2%	)
Foreclosed real estate – non-covered	9,346	11,740	12,251	15,425	(39.4%	)
Foreclosed real estate – covered	9,934	19,504	24,497	32,005	(69.0%	)
Bank-owned life insurance	44,685	44,367	44,040	43,276	3.3%
Other assets	48,388	36,310	39,122	53,890	(10.2%	)
Total assets	$3,266,499	3,314,823	3,185,070	3,247,410	0.6%

Liabilities
Deposits:
Non-interest bearing checking accounts	$525,332	511,612	482,650	454,785	15.5%
Interest bearing checking accounts	551,577	550,702	557,413	546,203	1.0%
Money market accounts	554,731	553,935	547,556	560,612	(1.0%	)
Savings accounts	175,084	177,744	169,023	166,497	5.2%
Brokered deposits	135,300	150,272	116,087	109,510	23.6%
Internet time deposits	2,216	1,967	1,319	6,847	(67.6%	)
Other time deposits > $100,000	421,255	436,245	451,741	501,811	(16.1%	)
Other time deposits	389,084	404,247	425,230	472,088	(17.6%	)
Total deposits	2,754,579	2,786,724	2,751,019	2,818,353	(2.3%	)

Borrowings	116,394	136,394	46,394	46,394	150.9%
Other liabilities	14,433	15,618	15,735	22,558	(36.0%	)
Total liabilities	2,885,406	2,938,736	2,813,148	2,887,305	(0.1%	)

Shareholders’ equity
Preferred stock	70,787	70,787	70,787	70,787	0.0%
Common stock	132,417	132,215	132,099	132,097	0.2%
Retained earnings	175,871	171,021	167,136	158,708	10.8%
Accumulated other comprehensive income (loss)	2,018	2,064	1,900	(1,487)	n/m
Total shareholders’ equity	381,093	376,087	371,922	360,105	5.8%
Total liabilities and shareholders’ equity	$3,266,499	3,314,823	3,185,070	3,247,410	0.6%

n/m = not meaningful

First Bancorp and Subsidiaries Financial Summary - Page 5

	For the Three Months Ended
YIELD INFORMATION	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013

Yield on loans	5.65%	5.95%	5.85%	5.68%	6.17%
Yield on securities – tax-equivalent (1)	3.00%	3.19%	2.96%	2.81%	2.88%
Yield on other earning assets	0.33%	0.34%	0.36%	0.46%	0.38%
Yield on all interest earning assets	4.95%	5.44%	5.37%	5.21%	5.52%

Rate on interest bearing deposits	0.33%	0.34%	0.36%	0.40%	0.45%
Rate on other interest bearing liabilities	1.02%	2.14%	2.18%	2.21%	2.21%
Rate on all interest bearing liabilities	0.37%	0.38%	0.40%	0.44%	0.48%
Total cost of funds	0.30%	0.31%	0.33%	0.37%	0.41%

Net interest margin – tax-equivalent (2)	4.65%	5.13%	5.04%	4.84%	5.10%
Average prime rate	3.25%	3.25%	3.25%	3.25%	3.25%

(1) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

(2) Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013

Interest income – reduced by premium amortization on loans	$(49)	(49)	(49)	(105)	(116)
Interest income – increased by accretion of loan discount (1)	4,851	6,408	5,605	4,325	6,612
Interest expense – reduced by premium amortization of deposits	4	3	5	7	8
Impact on net interest income	$4,806	6,362	5,561	4,227	6,504

(1)	Corresponding indemnification asset expense is recorded for approximately 80% of this amount, and therefore the net effect is that pretax income is positively impacted by 20% of the amounts in this line item.

First Bancorp and Subsidiaries Financial Summary - Page 6

ASSET QUALITY DATA ($ in thousands)	June 30, 2014	March 31, 2014	Dec. 31, 2013	Sept. 30, 2013	June 30, 2013

Non-covered nonperforming assets
Nonaccrual loans	$47,533	44,129	41,938	40,711	42,338
Troubled debt restructurings - accruing	27,250	26,335	27,776	27,656	21,333
Accruing loans > 90 days past due	—	—	—	—	—
Total non-covered nonperforming loans	74,783	70,464	69,714	68,367	63,671
Foreclosed real estate	9,346	11,740	12,251	15,098	15,425
Total non-covered nonperforming assets	$84,129	82,204	81,965	83,465	79,096

Covered nonperforming assets (1)
Nonaccrual loans	$20,938	31,986	37,217	47,233	50,346
Troubled debt restructurings - accruing	8,193	7,429	8,909	6,537	6,790
Accruing loans > 90 days past due	—	—	—	—	—
Total covered nonperforming loans	29,131	39,415	46,126	53,770	57,136
Foreclosed real estate	9,934	19,504	24,497	29,193	32,005
Total covered nonperforming assets	$39,065	58,919	70,623	82,963	89,141

Total nonperforming assets	$123,194	141,123	152,588	166,428	168,237
Asset Quality Ratios – All Assets
Net quarterly charge-offs to average loans - annualized	0.99%	0.65%	1.31%	1.33%	0.75%
Nonperforming loans to total loans	4.27%	4.49%	4.70%	5.00%	4.97%
Nonperforming assets to total assets	3.77%	4.26%	4.79%	5.25%	5.18%
Allowance for loan losses to total loans	1.88%	1.97%	1.97%	1.95%	2.09%

Asset Quality Ratios – Based on Non-covered Assets only
Net quarterly charge-offs to average non-covered loans - annualized	0.69%	0.52%	0.74%	0.87%	0.74%
Non-covered nonperforming loans to non-covered loans	3.31%	3.12%	3.09%	3.09%	2.91%
Non-covered nonperforming assets to total non-covered assets	2.73%	2.65%	2.78%	2.86%	2.66%
Allowance for loan losses to non-covered loans	1.86%	1.98%	1.96%	1.96%	2.05%

(1) Covered nonperforming assets consist of assets that are included in loss-share agreements with the FDIC.

First Bancorp and Subsidiaries Financial Summary - Page 7

	For the Three Months Ended
NET INTEREST MARGIN, EXCLUDING LOAN DISCOUNT ACCRETION – RECONCILIATION ($ in thousands)	June 30, 2014	March 31, 2014	Dec. 31, 2013	Sept. 30, 2013	June 30, 2013

Net interest income, as reported	$33,808	35,535	35,276	33,727	35,602
Tax-equivalent adjustment	375	373	386	380	373
Net interest income, tax-equivalent (A)	$34,183	35,908	35,662	34,107	35,975
Average earning assets (B)	$2,946,586	2,836,806	2,807,461	2,795,071	2,827,171
Tax-equivalent net interest margin, annualized – as reported – (A)/(B)	4.65%	5.13%	5.04%	4.84%	5.10%

Net interest income, tax-equivalent	$34,183	35,908	35,662	34,107	35,975
Loan discount accretion	4,851	6,408	5,605	4,325	6,612
Net interest income, tax-equivalent, excluding loan discount accretion (A)	$29,332	29,500	30,057	29,782	29,363
Average earnings assets (B)	$2,946,586	2,836,806	2,807,461	2,795,071	2,827,171
Tax-equivalent net interest margin, excluding impact of loan discount accretion, annualized – (A) / (B)	3.99%	4.22%	4.25%	4.23%	4.17%

Note: The measure “tax-equivalent net interest margin, excluding impact of loan discount accretion” is a non-GAAP performance measure. Management of the Company believes that it is useful to calculate and present the Company’s net interest margin without the impact of loan discount accretion for the reasons explained in the remainder of this paragraph. Loan discount accretion is a non-cash interest income adjustment related to the Company’s acquisition of two failed banks and represents the portion of the fair value discount that was initially recorded on the acquired loans that is being recognized into income over the lives of the loans. At June 30, 2014, the Company had a remaining loan discount balance of $25.8 million compared to $53.3 million at June 30, 2013. For the related loans that perform and pay-down over time, the loan discount will also be reduced, with a corresponding increase to interest income. Therefore management of the Company believes it is useful to also present this ratio to reflect the Company’s net interest margin excluding this non-cash, temporary loan discount accretion adjustment to aid investors in comparing financial results between periods. The Company cautions that non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.